Suite 920 - 475 West Georgia Street Tel: 1-604-689-7317 Vancouver, BC, Canada V6B 4M9 Fax: 1 604-688-0094

FOR IMMEDIATE RELEASE

CENTERRA NOW DRILLING ON LUNA'S RED ROCK PROJECT

Vancouver, August 8th, 2006 - Luna Gold Corp. (TSXV - LGC, OTCBB - LGCU) ("Luna" or the "Company") reports that Centerra (U.S.) Inc. ("Centerra"), a wholly owned subsidiary of Centerra Gold Inc., has begun drilling on Luna's Red Rock property (the "Project"). The drilling represents a portion of the US$1.9 million Centerra must spend over six years to earn a 60% interest in the Project.

Drilling started on July 22nd and work continues on the first hole. The program will consist of two holes on the Project and other drilling on an inlier of claims held 100% by Centerra. Centerra is using an RC drill, but will employ a diamond drill to extend the RC holes if the RC rig cannot reach the targeted depth.

At Red Rock, the target is for a high-grade Pipeline-Cortez Hills type deposit in calcareous rocks of the lower plate of the Roberts Mountains thrust fault. Favourable indications for such deposits on the Project include a significant structure that bisects the property, the Caetano break, and gold mineralization and anomalies in fractured and altered upper plate rocks along or near the Caetano break and other structures. It is estimated that the lower plate may occur at depths of 1,500 to 2,000 feet. For a more detailed description of the Project's geology and targets, please go to the Projects section of Luna's website, www.lunagold.com.

Centerra has budgeted US$400,000 for the Project in 2006.

About Luna Gold Corp

Luna is a mining exploration company with a focus on gold exploration in Nevada.

On behalf of the Board of Directors

LUNA GOLD CORP.
"Tim Searcy"

Tim Searcy, P. Geo. - President and CEO

Website: www.lunagold.com
For further information contact Investor Relations at (604) 689-7317 or toll free at 1-866-689-7317.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the contents herein.

Regulatory Footnotes
All of Luna's exploration programs and pertinent technical disclosures are prepared by, or under the direct supervision of, Tim Searcy, P.Geo.. Mr. Searcy, the President and CEO of Luna Gold, is Luna's qualified person (QP) under the definition of National Instrument 43-101.

Forward-Looking Statements:
 Statements in this release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors identified in Luna Gold Corp.'s periodic filings with Canadian Securities Regulators. Such forward-looking information represents management's best judgment based on information currently available. No forward-looking statement can be guaranteed and actual future results may vary materially. Luna Gold does not assume the obligation to update any forward-looking statement.